UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2009

INTERLINK-US-NETWORK, LTD.

(Exact name of registrant as specified in its charter)

California	000-50021	95-4642831
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

10390 Wilshire Boulevard Penthouse 20 Los Angeles, California 90024 (Address of principal executive offices)

(310) 777-0012
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.Material Modification to Rights of Security Holders

On June 9, 2009, our Board of Directors voted to create a new class of Preferred Stock consisting of 500,000 shares and designated Series B Convertible Preferred Stock (“Series B Preferred”).  The Series B Preferred have dividend and liquidation preference over Common Stock.  The shares of Series B Preferred have no voting rights unless and until such shares are converted into shares of Common Stock.  Each share of Series B Preferred is convertible into shares of Common Stock at a rate per share equal to the greater of (a) $6.50 per share of Series B Preferred at the time of conversion or (b) the actual price per share of Common Stock based on the average trading price of the Common Stock for the 10 days preceding the date of the notice of conversion filed by the holder of the Series B Preferred, but in any event, each shares of Series B Preferred will convert into a minimum of 2 shares of Common Stock on the basis of $5.00 per share of Series B Preferred.

Item 5.03. Amendment to Articles of Incorporation

On June 10, 2009, we filed with the Secretary of State of the State of California a Certificate of Determination of Preferences, Rights and Limitations of Series B Convertible Preferred Stock creating a new class of Preferred Stock consisting of 500,000 shares and designated Series B Convertible Preferred Stock.  The Certificate of Determination was declared effective on the open of business on June 11, 2009.

Item 9.01 Financial Statements and exhibits.

Exhibit Number	Description
3.1*	Certificate of Determination of Preferences, Rights and Limitations of Series B Convertible Preferred Stock filed on June 10, 2009

* Attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuTECH DIGITAL
Date: June 25, 2009	By:	/s/ Richard M. Greenberg
Richard M. Greenberg
President